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                    EXECUTIVE'S CONFIDENTIALITY, NON COMPETE
                        AND EMPLOYMENT AT WILL AGREEMENT

                             TWIN LABORATORIES INC.

         AGREEMENT, entered into this   day of      , 2000 between TWIN
LABORATORIES INC., a Utah corporation, having its principal offices at 150 Motor Parkway, Hauppauge, New York 11788, including without limitation all of its current and future direct and indirect subsidiaries, divisions and businesses such as Nature's Herbs, Alvita, Advanced Research Press, Inc., Bronson Laboratories Inc., PR*Nutrition, Changes International Inc. and Health Factors International (hereinafter collectively referred to as "Twin" or "Company") and Brian Blechman residing at 6 Pine Point, Lloyd Harbor, New York 11743 hereinafter referred to as "Executive".

1.   CONFIDENTIAL INFORMATION

         A. Executive acknowledges that Executive may come into contact with or have access to confidential matters and proprietary information and "know-how" pertaining to Twin's business including without limitation Twin's product formulas and recipes; research and development programs and concepts for future products or changes to existing products; analytical and microbiological test results; supplier, distributor and customer lists and information; sales, distribution, production, product, purchasing and marketing information and strategies; financial information and projections; computer programs and technical information; methods of doing business (all of which are collectively referred to as "Confidential Information"). Executive acknowledges that Confidential Information may be in any form including without limitation in writing, on computer tapes, disks, and in computer programs.

         B. Executive acknowledges that the Confidential Information is not under lock and key because of use by Twin and its employees and that because of such access, Twin is relying upon the Executive's good faith to ensure that Confidential Information is not used improperly or to the disadvantage of Twin.

         C. Executive shall not, during Executive's employment by Twin or at any time thereafter, divulge, furnish or make accessible to any person or entity or make use of (other than in the regular course of Twin's business) any knowledge or information with respect to any Confidential Information.

         D. Executive will not disclose to Twin or induce Twin to use any proprietary information, trade secrets, or confidential information of others. Executive represents that Executive has returned all proprietary trade secrets and confidential information belonging to any prior employer.

2.   EMPLOYMENT AT WILL

         The Employment provided for herein shall be deemed at will and the Executive's employment With Twin may be terminated without cause at any time by written notice given by the Executive to Twin or by Twin to the Executive. The Executive acknowledges and agrees that the termination of his employment for any reason whatsoever shall not release him from any of Executive's obligations, agreements and understandings as set forth in this Agreement.
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Executive's Confidentiality and Employment at Will Agreement
Page 2



3.       OTHER OBLIGATIONS

         Executive represents that neither Executive's employment with Twin nor Executive's obligations hereunder conflict with or violate or are otherwise inconsistent with any other obligations, legal or otherwise, which Executive may have.

4.   TRANSFER OF PROPERTY BY EXECUTIVE

         Executive hereby sells, transfer and assigns to Twin all of his right, title and interest in and to all inventions, ideas, disclosures and improvements (the "Inventions"), whether patented or unpatented, and copyrightable material and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by Executive, in whole or in part (collectively, the "Transferred Property"), prior to or during his employment with Twin which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under development by Twin or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of Twin. Executive shall make adequate written records of all inventions, which records shall be Twin's property and shall disclose to Twin, in such form as Twin requests, all information and data pertaining to the aforementioned Inventions. Whether during his employment or thereafter, Executive shall execute and deliver to Twin such formal transfer and assignments and such other papers and documents as may be required of Executive to permit Twin, or any person or entity designated by Twin, to file and prosecute the patent applications and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

5.   NON-COMPETITION

         During your employment by Twin, and for a period of two years thereafter, Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as a officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in the United States of America or in any foreign nation or region where Twin conducts business or is considering doing business; provided, however, that ownership of 1% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this Section 5 so long as Executive does not in fact have the power to control, or direct the management, of, or is not
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Executive's Confidentiality and Employment at Will Agreement
Page 3



otherwise associated with, such corporation.

         For the purpose hereof, the term, "Competing Business" shall mean any business or venture which is engaged, directly or indirectly, in (i) the business of developing, manufacturing, marketing (including catalogue and mail order marketing), selling and/or distributing (including wholesale distributing) of vitamins, minerals, nutritional supplements (including, without limitation, amino acids and proteins), herbal products, phytonutrients, herb teas or food bars, (ii) the publication of related health, fitness or body-building publications, (iii) any other business engaged in or being developed by Twin, or being actively considered by management of Twin, or (iv) any other business which is substantially similar to the whole or any significant part of the business conducted by Twin.

         As additional consideration for the obligations of Executive set forth in paragraphs 5 and 6 hereof, the Company shall pay Executive, commencing with the day following Executive's last day of employment by the Company and continuing for a period of twelve months thereafter, the Base Salary rate being paid to Executive immediately preceding the termination of employment, such Base Salary to be paid to Executive in accordance with the Company's standard payroll practices.


6.   NO SOLICITATION

         During Executive's employment by Twin, and for a period of two years thereafter, Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce, or otherwise encourage in any way, any employee of the Company to terminate its relationship with the Company for any reason, nor assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or former employee of the Company in a Competing Business or any other business unless such former employee shall not have been employed by the Company for a period of at least one year, (ii) interfere in any manner with the relationship between any employee and the Company or (iii) contact, service or solicit any existing clients, customers, or account of the Company on behalf of a Competing Business, either as an individual on his own account, or as an investor, or as an officer, director, partner, joint venture, consultant, employee, agent or salesperson, of any other person or entity.

         During the Executive's employment with the Company and for a period of two years thereafter, Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, influence, induce or otherwise encourage in any way, any Distributor to terminate its relationship with the Company for any reason, not assist any person or entity in doing so, or employ, engage or otherwise contract with any Distributor in a Competing Business or any other business; or (ii) interfere in any manner with the relationship between any Distributor and the Company. The term "Distributor" shall mean (i) distributor, independent contractor, independent representative or other person or entity which sells and/or distributes the Company's products, and (iii) any former distributor, independent contractor, independent representative or other person or entity which sold and/or distributed the Company's products, unless such person or entity shall not have sold and/or distributed the Company's products or been employed
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Executive's Confidentiality and Employment at Will Agreement
Page 4



or engaged by, or otherwise been under contract with, the Company for a period of at least one year.

7.   REASONABLENESS OF RESTRICTIONS

         Executive agrees and acknowledges that (i) the provisions of Sections 5 and 6 hereof may limit his ability to earn a livelihood in a business similar to the business of Twin's but nevertheless agrees that such provisions are reasonable and necessary for the protection of Twin and do not impose a greater restraint than is necessary to protect the goodwill or other important business interests of Twin; (ii) such provisions contain reasonable limitations as to the time and scope of activity to be restrained; and (iii) the consideration provided to Executive concurrently with this Agreement in connection with his employment relationship with Twin including the compensation and other benefits and perquisites is sufficient to compensate Executive for the restrictions imposed in Sections 5 and 6 hereof. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that any defense by Executive to the strict enforcement of such provisions are hereby waived by Executive and Executive agrees that he will not assert that such provisions are void, voidable, or unenforceable.

8.   ENFORCEMENT

         Executive expressly agrees, that in addition to any other remedies which may be available to Twin, Twin shall be entitled to injunctive and/or other equitable relief to prevent or remedy a breach or threatened breach of any of the provisions this Agreement and to secure their enforcement. For such purposes, and for the purpose of resolving any dispute or conflict arising from or out of this Agreement, the parties agree to submit exclusively to the jurisdiction and venue of either 1) the Supreme Court of the State of New York, County of Suffolk and/or Nassau, or 2) the United States District Court for the Eastern District of New York located in the County of Suffolk or Nassau, and the parties agree to abide by and comply with the terms and provisions of any order or judgement which may be entered by said court in connection with the enforcement of the rights of the parties hereto. The parties consent to the service of process in any such action or proceeding in a manner pursuant to that set forth in paragraph 14 "Miscellaneous" hereinafter for the giving of notices.

9.   REMEDIES CUMULATIVE

         The remedies provided for herein are cumulative and not exclusive. Twin may exercise the remedies set forth in paragraph 8 hereof, as well as any other remedies which it may have at any time. No failure or delay by Twin in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

10.  SEVERABILITY

         If any term, provision or covenant of the Agreement or part thereof, or the application thereof to any person, place or circumstances, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.
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Executive's Confidentiality and Employment at Will Agreement
Page 5



11.  ENTIRE AGREEMENT

         This Agreement contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and except as is specifically set forth herein supersedes, cancels and annuls any prior or contemporaneous written (including without limitation the Employment Agreement dated as of May 7, 1996 between Company and Executive) or oral agreements, understandings, representations, commitments and practices between them respecting the subject matter hereof. However, the provision of the Non-Competition Agreement between the Executive and Twin Laboratories Inc. dated May 6, 1996 is expressly reaffirmed and shall remain in full force and effect until such agreement expires in accordance with its term.

12.      AMENDMENT

         This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the company, by its duly authorized officer.

13.      NON-WAIVER

         Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

14.  MISCELLANEOUS

         This Agreement shall be deemed to be executed in New York State and shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice law. Any notices hereunder by either party shall be in writing and delivered in person by hand or sent by nationally recognized express carrier or by certified or registered mail, postage prepaid addressed to the parties at the addresses set forth in this Agreement or to such other address as may be furnished to a party in like manner or if to Executive, to the last address of Executive as listed in the records of the Company. All notices to Twin shall be addressed to the attention of Mr. Ross Blechman, President. In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


IN WITNESS HEREOF, the parties have executed this Agreement as of the day first hereinabove set forth.

                                             TWIN LABORATORIES, INC.
__________________________________
Executive Signature
                                             By:________________________________
Brian Blechman
_________________________________

Type or Print Name
                                             Title:   President and CEO
Date:_____________________________                    __________________________
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Executive's Confidentiality and Employment at Will Agreement
Page 6



I have received a countersigned copy of this Agreement:


______________________________
Executive Signature

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (the "Agreement"), made in New York, New York as of the 7th day of May 1999, between Twin Laboratories Inc. ("Company"), having its executive offices and principal place of business in Hauppauge, New York, and Stephen L. Welling, the undersigned individual ("Executive").

                  NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

                  1.       Agreement Term.

                           The term of this Agreement shall be the approximate
three-year period commencing as of May 7, 1999 and ending on May 6, 2002 (the "Agreement Term"); provided, however, that the Agreement Term shall be renewed automatically for successive additional two-year periods ("Renewal Period") at the end of such three-year period and at the end of each such two-year Renewal Period, unless, no later than 180 days prior to any such renewal date, either the President of the Company or the Executive gives written notice to the other that the Agreement shall not be so renewed.

                  2.       Employment.

                           (a) Employment by the Company. Executive agrees to be
employed by the Company for the Agreement Term upon the terms and subject to the conditions set forth in this Agreement.

                           (b) Performance of Duties. Throughout the Agreement
Term, Executive shall serve as President of the Health and Natural Food Store Division of the Company and shall have such duties, powers and responsibilities that are commensurate with his position or as may be assigned by the Board of Directors ("Board") of Company or the President of Company from time to time provided such assigned duties are commensurate with his position. In addition, Executive agrees that he will serve in any similar capacity on behalf of any existing or future subsidiary or division as is reasonably requested by the Company. Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to vacations and sick leave in accordance with Company policy.

                           (c) Place of Performance. During the Agreement Term,
Executive shall be based at American Fork, Utah. Executive understands and acknowledges that his duties will require reasonable business travel from time to time. Executive shall report to Ross Blechman, President of the Company or such other executive as may be designated by the Company from time to time.

                  3.       Compensation and Benefits.

                           (a) Base Salary. For the period of May 6, 1999
through May 6, 2002 the Company agrees to pay to Executive for employment hereunder a base salary ("Base

Salary") at the annual rate of $ 265,000. Beginning January 1, 2000 and on January 1 of each successive year of this Agreement, the Base Salary shall be increased by a percentage equal to the percentage increase, if any, in the Consumer Price Index for All Urban Consumers, All Items ("CPI") for the most recent twelve month period for which such figures are then available as promulgated by the Department of Labor Bureau of Statistics; provided however that the Compensation Committee of the Board of Directors ("Board") of the Company may, in its sole discretion, increase the Base Salary from time to time by a sum greater than the CPI proportional increase.

                           (b) Benefits and Perquisites. Executive shall be
entitled to receive such benefits and perquisites as the Company and the Executive shall mutually agree from time to time. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program.

                           (c) Bonus. The Executive shall be entitled to receive
a cash bonus with respect to each calendar year of the Agreement of up to 100% of Base Salary based on the Bonus Plan attached hereto as Exhibit A.

                           (d) Stock Options. Company shall cause Executive to
be granted options for 50,000 shares in the Company's common stock. The terms and conditions of the stock option grant are set forth in the Company stock option plan, a copy of which has been provided to Executive.

                           (e) Vacation. Executive shall be entitled to paid
vacation in accordance with the vacation policy of the Company.

                           (f) Automobile. The Company shall reimburse the
Executive for all reasonable expenses (including lease payment, liability insurance, maintenance, repair and fuel costs) up to One Thousand Two Hundred dollars ($1,200) per month incurred in operating an automobile for the Executive's use in the performance of his duties hereunder and in the conduct of the affairs of the Company, which automobile shall also be available to the Executive for personal use.

                           (g) Standard Benefits. Medical Insurance; Dental
Insurance; Life Insurance; and Long Term Disability Insurance shall be provided in accordance with the standard policies in effect for full time Company employees, including all applicable eligibility and contribution requirements. Company will reimburse Executive for any COBRA payment incurred prior to eligibility in the Company Medical Insurance or Dental Insurance program.

                           (h) 401k Program. Executive shall be eligible for
participation in the Company's 401k plan, including the employer contribution thereto, subject to the terms and conditions of the plan including the waiting periods contained in the plan.

                           (i) Travel and Business Expenses. Upon submission of
itemized expense statements consistent with Company procedure, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of a substantially similar level as Executive.


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                           (j) Payment. Payment of all compensation and benefits
to Executive hereunder shall be made in accordance with Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

                           (k) Cessation of Employment. In the event Executive
shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

                  4. Indemnification. The Executive shall be indemnified by Company against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his then being or having been an officer or director of the Company on or subsequent to the date hereof, to the full extent permitted by applicable law. Company shall (upon receipt by Company of an undertaking by or on behalf of the Executive to repay the expenses described in this Section 4, if it shall ultimately be determined that he is not entitled to be indemnified by Company against such expenses) pay reasonable expenses, including attorney's fees, incurred by the Executive in defending any threatened, pending or completed action, suit or proceeding, or appearing as a witness at a time when he has not been named as a defendant or respondent with respect thereto, in advance of the final deposition of any such action, suit or proceeding. The foregoing right of indemnification will not be deemed exclusive of any other rights to which the Executive may be entitled under Company's or any of its subsidiaries' respective Articles or Certificate of Incorporation or By-laws, as in effect from time to time, or any agreement or otherwise.

                  5. Non-competition. During the Agreement Term, including any unexpired portion thereof and any applicable Renewal Period, and, for a period of twelve months, thereafter (provided, however, that if Executive is terminated by the Company for any reason other than "Cause" as defined in paragraph 7(b) hereinafter or if Executive resigns for Good Reason as defined in paragraph 7(d) hereafter, than the provisions of this non-competition paragraph shall be for a period of twelve months commencing with the date of termination or resignation, whichever is applicable.) Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, distribution, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in any state or region (including foreign jurisdictions) where the Company conducts business or is considering doing business; provided, however, that ownership of 1% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

                  For purposes hereof, the term "Competing Business" shall mean any business or venture which is engaged, directly or indirectly, in (i) the business of developing, manufacturing, marketing (including multi-level marketing), selling and/or distributing (including wholesale distributing) of vitamins, minerals, nutritional supplements (including, without limitation, amino


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
acids and proteins), herbal products, phytonutrients, herb teas or food bars,
(ii) the publication of related health, fitness or body-building publications,
(iii) any other business engaged in or being developed by the Company, or being actively considered by management of the Company, or (iv) any other business which is substantially similar to the whole or any significant part of the business conducted by the Company.

         6.       No Solicitation.

                           (a) During the Agreement Term, including any
unexpired portion thereof and any applicable Renewal Period, and for a period of one year thereafter, Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of the Company to terminate its relationship with the Company for any reason, nor assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or former employee of the Company in a Competing Business or any other business unless such former employee shall not have been employed by the Company for a period of at least one year, (ii) interfere in any manner with the relationship between any employee and the Company or (iii) contact, service or solicit any existing clients, customers or accounts of the Company on behalf of a Competing Business, either as an individual on his own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.

         7.       Termination of Employment.

                           (a) Termination or Resignation. The Company may
terminate Executive's employment for Cause (as hereinafter defined), in which case the provisions of Section 7(b) shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as hereinafter defined), in which case the provisions of Section 7(c) shall apply. The Company may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 7(e) shall apply. If Executive's employment is terminated by reason of Executive's death or retirement, the provisions of Section 7(b) shall apply. Executive may resign for Good Reason (as hereinafter defined) in which case the provisions of Section 7(e) shall apply. No termination of this Agreement or resignation shall relieve any party from liability for any breach of this Agreement or defeat or impair the right of any party to pursue such relief as may otherwise be available to it as a result of any breach of this Agreement or any term, provision or covenant contained herein.

                           (b) Termination for Cause; Termination by Reason of
Death or Retirement. The Executive may be terminated for Cause, upon at least thirty (30) days' prior written notice from the Board to the Executive for a termination for Cause pursuant to clause (iv), (v) or (vii) of this paragraph, and upon at least ten (10) days' prior written notice from the Board to the Executive for a termination for Cause pursuant to Clause (i), (ii), (iii), (vi), or (viii), by a vote of the Board, (provided that Executive shall have had the opportunity (together with Executive's legal counsel) during such period to be heard at a meeting of the Board with respect to such determination). Notwithstanding anything to the contrary contained herein, in the event that Executive's employment hereunder is terminated during the Agreement Term (x) by the Company for Cause or (y) by reason of Executive's death or retirement, then the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the


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
Base Salary through such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of, or plea of nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) conduct involving moral turpitude; (iii) conduct related to Executive's employment for which either criminal or civil penalties against Executive or the Company may be sought; (iv) gross neglect or misconduct in the performance of Executive's duties hereunder; (v) willful failure or refusal to perform such duties as may be delegated to Executive commensurate with Executive's position; (vi) material violation of the Company's policies, including, without limitation, those relating to sexual harassment, the disclosure or misuse of Confidential Information (as hereinafter defined), or those set forth in Company manuals or statements of policy; (vii) conduct which is materially injurious or materially damaging to the Company or the reputation of the Company; or (viii) material breach of any provision of this Agreement by Executive.

                           (c) Disability. If, as a result of Executive's
incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties hereunder on a full time basis, the Company may terminate Executive's employment hereunder for "Disability." In that event, the Company shall pay to Executive, within thirty (30) days, of the date of such termination, only the Base Salary through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 hereof (other than Section 3(c) hereof) until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive pursuant to Section 3(b) hereof or under the Social Security or state disability insurance programs.

                           (d) Resignation For Good Reason. The Executive may
resign for Good Reason, upon at least thirty (30) days' prior written notice from the Executive to the Board of his intent to resign for Good Reason pursuant to Clause (iii) of this subparagraph, and upon at least 10 days' prior written notice from the Executive to the Board of his intent to resign for Good Reason pursuant to Clause (i), (ii), (iv) or (v) of this subparagraph, provided that the Executive (together with Executive's legal counsel) shall meet with the Board, if requested by the Board during such period with respect to his intent to resign. " Good Reason" shall mean any (i) reduction in the Executive's Base Salary or opportunity to participate in the Bonus Plan, as set forth herein,
(ii) relocation of the Executive's principal place of business to a location which is more than 10 miles from its current location in American Fork, Utah (without the Executive's consent), (iii) material diminution in the Executive's duties, responsibilities or reporting position with the Company, which diminution continues after written notice thereof is given to the Board by the Executive, (iv) failure by the Company to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan, disability plan (or plan providing the Executive with substantially similar benefits) in which the Executive is participating or the material reduction of the Executive's benefits under any such plans or (v) failure by Company to obtain the agreement to assume and perform this Agreement by any successor of Company.

                           (e) Termination By The Company For Any Other Reason
or


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
Resignation For Good Reason. In the event that Executive's employment hereunder is terminated by the Company during the Agreement Term for any reason other than as provided in Sections 7(b) or 7(c) hereof or in the event that Executive resigns for Good Reason, then the Company shall pay to Executive, within thirty
(30) days of the date of such termination or resignation, only the Base Salary through such date of termination and, in lieu of any further compensation and benefits for the balance of the Agreement Term, severance pay equal only to the Base Salary that Executive would have otherwise received during the period beginning on such date of termination or resignation and ending on the last day of the twelfth month following such date of termination or resignation, which severance pay shall be paid commencing with such date of termination or resignation at the times and in the amounts such Base Salary would have been paid if Executive had not been terminated or resigned. Executive shall also receive his bonus on a pro-rated basis through his last day of employment. Except as set forth below, during such] twelve month period, Executive shall also continue to participate in and receive the benefits and perquisites provided for in Section 3(g) hereof to the same extent as if Executive's employment hereunder had not been terminated or resigned; provided, however, that in the event that Executive shall breach Sections 5, 6 or 9 hereof, in addition to any other remedies the Company may have, the Company' obligation pursuant to this Section 7(e) to pay severance, bonus, and to continue benefits and perquisites shall cease and Executive's rights thereto shall terminate and shall be forfeited and Executive shall reimburse and repay to Company any severance or bonus paid by Company to Executive between the date of termination and the date such payments by the Company ceased.

                           (f) No Further Liability; Release. Payment made and
performance by the Company in accordance with this Section 7 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary through the date of termination of Executive's employment and making any severance payment and continuing benefits and perquisites pursuant to and in accordance with this Section 7 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person or entity under this Agreement. The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 7 upon the delivery by Executive to the Company of a release (in form and substance satisfactory to the Company) of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and termination of such employment.


         8.       Change of Control.

                  If subsequent to the date hereof, there is an Acquisition of Control, as defined hereafter, of the Company, and any time within one year thereafter, (i) Executive's employment with the Company is terminated by the Company without Cause or (ii) Executive resigns for Good Reason, as defined hereinabove, then in either case Executive shall be entitled to receive a severance equal to one year base salary at the time of termination, which severance pay shall be paid commencing with such date of termination or resignation at the time and in the amounts such Base Salary would have been paid if Executive had not been terminated or resigned and the Company shall continue all benefits coverage of you and your dependents under the Company's medical and other benefits plans or policies (or under other benefits plans or policies that provide substantially equivalent coverage) for a period of one year. Subject to the immediately following sentences, the stock option agreements (the "Stock Option Agreement"), covering the options granted to you in connection with your employment (the "Options"), will be amended to provide for an acceleration of the vesting of such options upon the circumstances described above. Notwithstanding anything to the contrary contained in this Agreement or the Stock Option Agreements, there shall be no acceleration of the vesting of any Options to the extent that the Board of Directors determines that either the amendment of the Stock Option agreements or the acceleration of the vesting of any of the Options as contemplated in the immediately preceding sentence could adversely affect the Company or any of its affiliates' ability to account for any transaction or contemplated transaction as a pooling of interests.

"Acquisition of Control" shall mean:

                  (i) a person, including a group, becoming the beneficial owner of, or acquiring the power to direct the exercise of voting power with respect to, directly or indirectly securities which represent fifty percent (50%) or more of the combined voting power of the Company's outstanding securities thereafter (and "Acquiring Person"); or (ii) the Incumbent Directors cease at any time to constitute a majority of the Board of Directors of the Company.

"Cause" shall mean as defined in paragraph 7(b) hereinabove.


         "Incumbent Director" shall mean:

                  any director of the Company serving at May 6, 1999, or one elected thereafter if nominated by at least two-thirds of the then Incumbent Directors.

         9.       Confidential Information.

                           (a) Confidential Information. "Confidential
Information" shall mean confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of the business of the Company, that are not otherwise part of the public domain.

                           (b) Transfer of Property by Executive. Executive
hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, all of his entire right, title and interest in and to all inventions, ideas, disclosures and improvements (the "Inventions"), whether patented or unpatented, and copyrightable material and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by Executive solely or jointly, in whole or in part (collectively, the "Transferred Property"), prior to or during the Agreement Term which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of the Company. Executive shall make adequate written records of all Inventions, which records shall be the Company's property and shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the Agreement Term or thereafter, Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit the Company, or any person or entity designated by the Company, to file and prosecute the patent applications and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

                           (c) Protection of Confidential Information. All such
Confidential Information is considered secret and will be disclosed to the Executive in confidence, and the Executive acknowledges that, as a consequence of his employment and position with the Company, the Executive may have access to and become acquainted with Confidential Information. Except in the performance of his duties as an employee of the Company, the Executive shall not, during the Agreement Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Information, which the Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between the Executive and the Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of his obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to the Company) or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  10.      Assignment and Transfer.

                           (a) Binding Effect. This Agreement shall be binding
upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of Company. Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of Company in accordance with the operation of law, and such successor shall be deemed to be the "Company", as appropriate, for purposes of this Agreement.

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment, by operation of law or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

                  11.      Miscellaneous.

                           (a) Other Obligations. Executive represents and
warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise be inconsistent with any other obligations, legal or otherwise, which Executive may have.

                           (b) Nondisclosure; Other Employers. Executive will
not disclose to the Company, or use or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

                           (c) Cooperation. Following notice of termination of
employment with the Company, Executive shall cooperate with the Company, as requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                           (d) Protection of Reputation. During the Agreement
Term and thereafter, Executive agrees that he will not take action which is intended or would reasonably be expected to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

                           (e) Governing Law/Jurisdiction/Process. This
Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law. All actions and proceedings relating to or arising out of this Agreement shall be litigated solely in any New York state court or United States federal court located in Suffolk County, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding in a manner pursuant to that set forth in paragraph (m) hereafter for the giving of notices.

                           (f) Entire Agreement. This Agreement, contains the
entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting the subject matter hereof.

                           (g) Amendment. This Agreement may be amended only by
a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                           (h) Severability. If any of the provisions of this
Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provisions or provisions but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In particular, if any of the covenants or provisions set forth in paragraphs 5, 6, or 9 hereunder or any part hereof is held to be unenforceable because of the duration of such provision or the areas covered thereby, or otherwise, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision, and, in its reduced form, such provision shall then be enforceable.

                           (i) Construction. The headings and captions of this
Agreement are provided for convenience only and shall have no effect in construing or interpreting this Agreement. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, the words "day" or "days" shall mean a calendar day or days.

                           (j) Non-waiver. Neither any course of dealing nor any
failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                           (k) Remedies for Breach. The parties hereto agree
that Executive is obligated under this Agreement to render personal services during the Agreement Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including Sections 5, 6 and 9 hereof). Without limiting the generality of the foregoing, if Executive breaches or threatens to breach Sections 5, 6 or 9 hereof, such breach or threatened breach will entitle the Company to an Order of the Court enjoining Executive from breaching any of the provisions of Section 5, 6 or 9, as is appropriate. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other